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                                                                EXHIBIT (a)(116)

FOR IMMEDIATE RELEASE
PSFT- 125

                      PeopleSoft Exceeds Oracle Application
             License Revenue -- One Week Still Remaining in Quarter

PLEASANTON, CALIF. - SEPTEMBER 23, 2004 - PeopleSoft (Nasdaq: PSFT) today announced that with one week remaining in its fiscal third quarter, it has already exceeded Oracle Corporation's application license revenue for their fiscal first quarter ended August 31, 2004. PeopleSoft's fiscal third quarter ends September 30, 2004.

PeopleSoft has not provided guidance for the third quarter and the company does not presently intend to further comment on its results until the third quarter is completed.

ABOUT PEOPLESOFT
PeopleSoft (Nasdaq: PSFT) is the world's second largest provider of enterprise application software with 12,400 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

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IMPORTANT ADDITIONAL INFORMATION
PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer. PeopleSoft stockholders should read the
Schedule 14D-9 (including any amendments) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that state PeopleSoft's intentions, beliefs, expectations, or predictions for the future. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. The specific forward-looking statements relate to such matters as the impact of PeopleSoft's combination with J.D. Edwards including the integration, the profitability of our international operations, and the combined Company's projected financial performance. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the PeopleSoft's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: our ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; the costs and disruption to our business arising from the Oracle tender offer; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in
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PeopleSoft's filings with the Securities and Exchange Commission. Please refer to PeopleSoft's most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q for more information on the risk factors that could cause actual results to differ.

CONTACTS:
Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com